UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BELL MICROPRODUCTS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Bell Microproducts Inc.

June 18, 2010

Dear Shareholder:

As you know, Bell Microproducts Inc., a California corporation (“Bell Micro”), is holding a special meeting of shareholders on June 28, 2010, at 2:00 p.m., local time, at the Doubletree Hotel San Jose, located at 2050 Gateway Place, San Jose, California 95110.

At the meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement, dated as of March 28, 2010, under which Bell Micro would be acquired by Avnet, Inc., a New York corporation (“Avnet”), and approve the principal terms of the merger as contemplated by the merger agreement. If our shareholders adopt the merger agreement and approve the principal terms of the merger (together, the “merger proposal”) and the merger is completed, you will be entitled to receive $7.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own immediately prior to completion of the merger.

We are also asking you to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve the merger proposal.

On or about June 4, 2010, we mailed to you a proxy statement that contains a description of the proposed merger. The attached supplement to the proxy statement (the “proxy supplement”) contains additional information supplementing the proxy statement. We urge you to read this proxy supplement, together with the proxy statement that we previously sent to you regarding the proposed merger, carefully and in its entirety.

This proxy supplement contains additional information that is being provided in connection with an agreement in principle to settle among all parties to a number of lawsuits related to the merger filed against us and our directors. The agreement in principle is described more fully in the proxy supplement. The proxy supplement also includes additional information that we agreed to disclose in connection with the agreement in principle.

Our board of directors has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Bell Micro and its shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Whether or not you plan to attend the special meeting, if you have not yet submitted your proxy, please submit your proxy through the Internet or by telephone, or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you have already submitted your proxy but wish to change your vote, you may revoke your previously submitted proxy by submitting a later-dated proxy through the Internet, by telephone, or by completing and mailing the enclosed proxy card at any time before the vote is taken at the special meeting.

On behalf of the board of directors, I thank you for your support and urge you to vote in favor of the merger proposal.

Sincerely,

W. Donald Bell
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

This proxy supplement is dated June 18, 2010, and is first being mailed to shareholders on or about June 18, 2010.

BELL MICROPRODUCTS INC.

SUPPLEMENT DATED JUNE 18, 2010

TO PROXY STATEMENT DATED JUNE 4, 2010

This supplement is being mailed to the shareholders of record of Bell Microproducts Inc., which we refer to in this proxy supplement as “Bell Micro,” as of the close of business on May 19, 2010. The following information supplements and should be read in conjunction with our proxy statement dated June 4, 2010 relating to the proposed acquisition of Bell Micro by Avnet, Inc., which we refer to in this proxy supplement as “Avnet,” through a merger of AVT Acquisition Corp., a wholly owned subsidiary of Avnet, which we refer to in this proxy supplement as “Merger Sub,” with and into Bell Micro. We previously mailed the proxy statement, including a detailed description of the merger, to you on or about June 4, 2010.

As previously disclosed, a number of lawsuits related to the merger were filed by alleged shareholders of Bell Micro after the public announcement of the merger on March 29, 2010. In addition to asserting claims against us, the plaintiffs in these lawsuits have named as defendants in one or more of the lawsuits members of our board of directors, certain of our executive officers and our former board members, as well as Avnet and Merger Sub. A description of these lawsuits is included under the heading “Litigation Related to the Merger” beginning on page 40 of the proxy statement.

Effective as of June 17, 2010, we and the other defendants in these lawsuits reached an agreement in principle with the plaintiffs regarding the settlement of the lawsuits. In connection with this agreement, we agreed to make certain additional disclosures to our shareholders, which are contained in this proxy supplement. After we enter into a definitive agreement with the plaintiffs, the proposed settlement will be subject to court approval, and, if the court approves the settlement, the settlement will resolve all of the claims that were or could have been brought in the lawsuits being settled, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith including any such claims against Avnet or Merger Sub. In addition, the agreement in principle contemplates that plaintiffs’ counsel will petition the court for an award of attorneys’ fees and expenses to be paid by us or our insurers in an amount not to exceed $670,000.

The proposed settlement will not affect the merger consideration to be paid to our shareholders under the merger agreement or change any of the other terms of the merger or the merger agreement.

We and our directors vigorously deny all liability with respect to the facts and claims alleged in the lawsuit and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law or that the directors failed to maximize shareholder value by entering into the merger agreement with Avnet. The agreement in principle is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. However, to avoid the risk of delaying or otherwise imperiling the merger, and to provide additional information to our shareholders at a time and in a manner that would not cause any delay of the merger, we and our directors have reached the agreement in principle with the plaintiffs as described above. The parties consider it desirable that the action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims.

ADDITIONAL DISCLOSURES

Shares Held By Executive Officers and Directors

On page 14 of the proxy statement under the heading “Shares Held by Executive Officers and Directors,” we explained that each of our directors entered into a stockholder agreement with Avnet pursuant to which he agreed to vote his shares for the merger proposal. Additionally, following the filing of a putative class action lawsuit that alleged, among other things, a conflict of interest involving our directors in connection with approving the merger, we requested and Avnet subsequently agreed to waive our directors’ obligation to vote in favor of the merger proposal. While we do not believe that a conflict of interest exists and our board of directors continues to recommend a vote “FOR” the merger proposal, each of our directors determined to refrain from voting on the merger proposal. Because approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, the effect of the decision by our directors to refrain from voting on the merger proposal is the same as a vote of approximately 1.2 million shares, or 3.7% of our outstanding shares of common stock, against the merger proposal.

The additional information provided in this section should be read carefully in conjunction with the information provided under “Shares Held by Executive Officers and Directors” on page 14 of the proxy statement.

Background of the Merger

Beginning on page 18 of the proxy statement under the heading “Background of the Merger,” we described the process undertaken by our board of directors prior to our entry into the merger agreement with Avnet. In the paragraphs that follow, we provide additional information about this process related to our engagement of Raymond James as financial advisor, the review by our board of directors of information provided by Raymond James and the evaluation undertaken by our board of directors to restructure our indebtedness.

As disclosed on page 20 of the proxy statement, our board of directors engaged Raymond James in September 2009 as financial advisor to advise us about strategic alternatives. Our board of directors engaged Raymond James for this assignment primarily due to that firm’s industry experience. In addition, our board considered that personnel changes had occurred with our prior financial advisors that resulted in individuals with specific industry expertise departing those firms.

As disclosed on page 22 of the proxy statement, our board of directors reviewed information provided by Raymond James related to potential acquirors of our entire company. This information described the ability and potential interest of six parties (including Avnet) in acquiring our entire company. These companies were profiled by Raymond James based on their number of recent acquisitions, product focus, potential synergies, geographic expansion plans and financial resources available to engage in a business combination transaction with the Company. We had previously entered into confidentiality agreements with four of the six parties (including Avnet) profiled by Raymond James.

Our board of directors instructed management and Raymond James not to engage in a broad marketing process with respect to a business combination transaction involving us for the reasons previously disclosed on page 22 of the proxy statement, including the number of other entities that had previously signed confidentiality agreements with us, the preliminary discussions previously held with other potentials acquirors, the fact that none of these discussions had progressed beyond a preliminary stage and the potential harm to our business that could have resulted from pursuing a repeated broad marketing process.

As disclosed beginning on pages 19 through 22 of the proxy statement, our board of directors evaluated alternatives to restructure our indebtedness, including with respect to our convertible notes. Our board of directors and management, with the assistance of Raymond James, continued to evaluate alternatives to restructure our indebtedness, including with respect to our convertible notes, throughout the process of negotiating the merger agreement with Avnet. Those efforts continued until we entered into the merger agreement with Avnet. Our board did so because there was no certainty that a definitive agreement would be reached with Avnet regarding the merger.

The additional information provided in this section should be read carefully in conjunction with the information disclosed under the heading “Background of the Merger” beginning on page 18 of the proxy statement.

Opinion of Bell Micro’s Financial Advisor

As disclosed beginning on page 28 of the proxy statement under the heading “Opinion of Bell Micro’s Financial Advisor,” we retained Raymond James as financial advisor on September 29, 2009 to advise us about strategic alternatives, including with respect to our convertible notes. In connection with the engagement, our board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of our outstanding common stock of the merger consideration to be received by such holders pursuant to the merger agreement.

At the March 28, 2010 meeting of our board of directors, Raymond James delivered its opinion that, as of such date and based upon and subject to various factors, qualifications and assumptions set forth in its opinion, the merger consideration to be received by our shareholders pursuant to the merger agreement was fair, from a financial point of view, to our shareholders. In connection with preparing its opinion, Raymond James performed analyses as it considered appropriate. We will pay Raymond James a fee for its services.

In the paragraphs that follow, we provide additional information about Raymond James and the services they provided to us as our financial advisor.

Discounted Cash Flow Analysis. As disclosed on page 33 of the proxy statement, in connection with rendering its opinion, Raymond James analyzed the discounted present value of our projected free cash flows for the years ending December 31, 2010 through 2014 on a standalone basis. The analysis performed by Raymond James was based on projections of our financial performance for the years ending December 31, 2010 through 2014 prepared by our management. These financial projections were based on the best available estimates at the time the projections were prepared and the judgment of our management. We did not prepare financial projections for any period after December 31, 2014.

Additional Considerations. As disclosed on page 34 of the proxy statement, we will pay Raymond James a fee of approximately $5.4 million in connection with its services as our financial advisor, of which $650,000 was paid upon delivery of the fairness opinion and $4.75 million will be payable only if the merger is completed. The fee will be calculated, in general, based on the total consideration paid in the merger, including our outstanding indebtedness, less cash, at the completion of the merger. We previously paid Raymond James $150,000 as a retainer for restructuring transaction advisory services. This retainer will be credited toward the fee we will pay Raymond James if the merger is completed.

We have also agreed to reimburse Raymond James for its expenses incurred in connection with its services as our financial advisor. As of the date of this proxy supplement, we estimate that we will pay Raymond James approximately $87,000 for reimbursement of out-of-pocket expenses.

As disclosed on page 34 of the proxy statement, Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Bell Micro and Avnet or any of their respective affiliates for its own accounts or for the accounts of its customers and, accordingly, may provide investment banking services to Avnet in the future. Raymond James did not provide services to Avnet or us in the two years preceding our engagement of Raymond James. Other than the contractual arrangement under which Raymond James is acting as our financial advisor in connection with the proposed merger, neither Avnet nor we have any current contractual arrangements with Raymond James.

The additional information provided in this section should be read carefully in conjunction with the information disclosed under the heading “Opinion of Bell Micro’s Financial Advisor” beginning on page 28 of the proxy statement.

Interests of Bell Micro’s Directors and Executive Officers in the Merger

Treatment of Stock Options and Restricted Stock Units

On page 39 of the proxy statement under the heading “Treatment of Stock Options and Restricted Stock Units,” we provided disclosure regarding, among other things, the vested and unvested stock options held by each of our executive officers and non-employee directors as of May 31, 2010, with exercise prices below the merger consideration of $7.00 per share. Pursuant to the terms of the merger agreement, all vested and unvested stock options outstanding at the completion of the merger will be exercisable by the holders thereof. The following paragraphs provide additional disclosure about stock options granted to our executive officers and non-employee directors under our 2009 equity incentive plan.

On August 19, 2009, our shareholders approved our 2009 equity incentive plan. This plan was adopted by our shareholders to permit us to continue to offer a competitive equity incentive program to our employees. Prior to shareholder approval of this plan, we did not have an existing equity incentive plan. Our prior stock plan had expired in May 2008. As a result, from May 2008 until August 2009, we were not able to grant equity incentive awards to our employees.

On August 27, 2009, in accordance with the terms of our 2009 equity incentive plan, each of our non-employee directors received an automatic vested option grant to purchase 22,500 shares of our common stock at an exercise price of $1.75 per share, the closing price of our common stock on the grant date.

On September 2, 2009, the compensation committee of our board of directors approved the grant of options to more than 200 of our employees, including each of our executive officers. These grants covered approximately 4.2 million shares of our common stock at an exercise price of $2.00 per share, the closing price of our common stock on the grant date. In this grant, our executive officers received options to purchase shares of our common stock as follows: Mr. Bell (325,000 shares); Mr. Meyer (100,000 shares); Mr. Hughes (75,000 shares); Mr. Jacquet (100,000 shares); Mr. Sturgeon (85,000 shares); and Mr. Watt (325,000 shares).

The additional information provided in this section should be read carefully in conjunction with the information provided under “Interests of Bell Micro’s Directors and Executive Officers in the Merger” beginning on page 37 of the proxy statement.

Continued Employment

As disclosed on page 40 of the proxy statement under the heading “Continued Employment,” our board of directors and officers did not engage in discussions with Avnet regarding future employment with Avnet prior to the board’s approval of the merger agreement. Prior to that time, Avnet indicated that it would prefer that Mr. Bell serve as a senior advisor/consultant for a period of time following the merger. Mr. Bell and Avnet have not reached any agreement with respect to his future role with Avnet, other than an understanding that he will provide assistance during the transition. Prior to the date of this proxy statement, there have been no discussions regarding the compensation or other terms of his employment.

Additionally, prior to the board’s approval of the merger agreement, Avnet indicated to Mr. Watt that Avnet believed that he was important to the company’s continued success and expressed a desire that he remain with Avnet following the merger. No specific offers of future employment or discussions regarding his compensation or other terms took place prior to the board’s approval of the merger agreement.

Subsequent to board approval of the merger agreement, Avnet has had preliminary discussions with several of our executive officers regarding possible roles with Avnet following the merger. As of the date of this proxy statement, no executive officer has agreed to terms of employment with Avnet following the merger. Avnet’s obligations to complete the merger are not conditioned on Mr. Bell, Mr. Watt or any other of our executive officers agreeing to remain with Avnet following the merger.

Financial Projections

As disclosed on page 34 of the proxy statement under the heading “Financial Projections,” we provided Avnet with non-public business and financial information about us in connection with its due diligence review of our company. We also provided Raymond James with the information we provided to Avnet, as well as additional financial projections, in connection with its analysis of the merger consideration. The following paragraphs provide additional information about the three- and five-year financial projections that we provided.

We provided Avnet and Raymond James information regarding, among other things, our projected financial performance for the years ending December 31, 2010, 2011 and 2012 under a “best case scenario.” These projections were initially prepared by our management in the fourth quarter of 2009 in connection with a potential refinancing of our convertible notes and reflect information then-available to our management.

We also provided to Raymond James, but not Avnet, our projected financial performance for the years ending December 31, 2010 through 2014. These financial projections were prepared in February 2010 and reflect information then-available to our management. Raymond James considered the five-year financial projections (rather than the three-year financial projections) in preparing the financial analysis it presented to our board of directors.

The three- and five-year financial projections prepared by our management reflect differing projections for each of the years ending December 31, 2010, 2011 and 2012. The differences exist because each set of projections was prepared at a different time based on a different set of assumptions.

The additional information provided in this section should be read carefully in conjunction with the information disclosed under the heading “Financial Projections” beginning on page 34 of the proxy statement.

Litigation Related to the Merger

As disclosed on page 40 of the proxy statement under the heading “Litigation Related to the Merger,” a number of putative class actions were filed by alleged shareholders of Bell Micro after the public announcement of the merger on March 29, 2010. Further, an individual federal shareholder securities suit was filed. In addition to asserting claims against us, the plaintiffs in these actions have also named as defendants in one or more of the complaints members of our board of directors, certain of our executive officers and our former board members, as well as Avnet and Merger Sub.

As explained in the proxy statement, the plaintiff in one of these actions alleged that our directors approved the merger agreement and the related transactions in order to extinguish their liability in a derivative action previously filed by the same plaintiff related to the timing of previous stock option grants, as well as alleged accounting improprieties. The derivative action, John R. Campbell v. W. Donald Bell et al., Case No Civ. 479833, was filed in the Superior Court of California for the County of San Mateo in December 2008. The following paragraph provides additional information about this derivative action.

In June 2009, the court overruled defendants’ challenge (demurrer) to plaintiff’s allegations that making demand on our board of directors to pursue these claims would have been futile. In December 2009, the court ruled on defendants’ second demurrer, refusing to reexamine the demand futility arguments, but finding that plaintiff lacked standing to sue because he failed to plead contemporaneous ownership of our common stock as required under California law. Plaintiff was granted ten days to amend his complaint, and filed an amended shareholder derivative complaint on December 3, 2009 stating that his ownership of our common stock began in August 2000. In April 2010, the court granted defendants’ third demurrer based on plaintiff’s lack of standing and denied plaintiff permission to prosecute derivative claims arising from allegations that predated the plaintiff’s ownership of stock. The plaintiff was granted 60 days to amend his complaint, and filed a second amended shareholder derivative complaint on June 3, 2010.

Dissenters’ Rights

As disclosed beginning on page 63 of the proxy statement under the heading “Dissenters’ Rights,” you have the right under California law to seek appraisal of the fair market value of your shares of our common stock as determined by a California court if the merger is completed, but only if (a) you vote against the merger proposal, (b) you comply with the procedures under California law and (c) demands for payment are filed with respect to at least five percent of the outstanding shares of our common stock. The following paragraph provides additional information about determining the fair market value of our common stock.

As disclosed on page 63 of the proxy statement, the fair market value of our common stock would be determined as of March 28, 2010, which is the day before the public announcement of the merger, excluding any appreciation or depreciation in consequence of the proposed merger, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter. The fair market value of our common stock would include the value of all our tangible and intangible assets, including the value of any then-pending litigation claims asserted by us, such as the shareholder derivative claim asserted on our behalf. The litigation related to the merger and the shareholder derivative claims are described beginning on page 40 of the proxy statement under the heading “Litigation Related to the Merger.”

The additional information provided in this section should be read carefully in conjunction with the information disclosed under the heading “Dissenters’ Rights” beginning on page 63 of the proxy statement and the full text of Chapter 13 of the California Corporations Code included as Annex D to the proxy statement.

THE SPECIAL MEETING

The date, time and place of the special meeting of shareholders of Bell Micro have not changed and remain as follows:

June 28, 2010

2:00 p.m., local time

Doubletree Hotel San Jose

2050 Gateway Place

San Jose, California 95110

Purpose of the Special Meeting

As set forth in the proxy statement, at the special meeting of shareholders, Bell Micro’s shareholders will be asked to consider and vote on:

1.  a proposal to adopt the merger agreement and approve the principal terms of the merger; and

2.  a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt the merger agreement and approve the principal terms of the merger.

If our shareholders do not approve the merger proposal, the merger will not occur. A copy of the merger agreement is included as Annex A to the proxy statement.

Record Date; Stock Entitled to Vote

Our board of directors has fixed May 19, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting of shareholders, and any adjournment or postponement thereof. Shareholders of record on May 19, 2010 may vote in person at the special meeting or vote by proxy over the Internet, by telephone or by using the proxy card enclosed with the proxy statement or the proxy card enclosed herewith.

Recommendation of our Board of Directors

Our board of directors has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to, and in the best interests of, Bell Micro and its shareholders.

Our board of directors unanimously recommends that our shareholders vote “FOR” the merger proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve the merger proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock represented and voting at the special meeting.

If you abstain or do not vote your shares, it has the same effect as a vote by you against the merger proposal, but will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. If you do not instruct your broker, bank or other nominee how to vote your shares, your shares will not be voted and the effect will be the same as a vote by you against the merger proposal, but will have no effect on the proposal to adjourn the special meeting.

Voting; Proxies and Revocation

You may vote by:

•	Internet using the Internet voting instructions printed on your proxy card;

•	telephone using the telephone number printed on your proxy card;

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	if you hold your shares in “street name,” following the procedures provided by your broker, bank or other nominee; or

•	attending the special meeting and voting in person.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the merger proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have already delivered a properly executed proxy card, you do not need to do anything unless you wish to revoke or change your vote. If you are a shareholder of record of Bell Micro, you may still attend the special meeting and vote in person if you have already voted by proxy.

If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the special meeting;

•

giving written notice of the revocation of your proxy to our Corporate Secretary at 1941 Ringwood Avenue, San Jose, California 95131, that is actually received by our Corporate Secretary prior to the special meeting; or

•	voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your proxy. If you have instructed your broker, bank or other nominee how to vote your shares, the above described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of the proxy statement, this proxy supplement or the enclosed proxy card or voting instructions, please call our Investor Relations department at (800) 800-1513; or call our proxy solicitor, Georgeson, toll free at (877) 278-9672 (brokers, banks and other nominees call (212) 440-9800).

Shareholders may also obtain, free of charge, a copy of the definitive proxy statement, this proxy supplement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov or from Bell Micro’s investor relations website at http://www.bellmicro.com/thomson/secfilings.asp.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Bell Microproducts Inc. common stock at the Special Meeting of Shareholders.

BELL MICROPRODUCTS INC. 1941 RINGWOOD AVENUE SAN JOSE, CALIFORNIA 95131-1731

Vote by Internet – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by Telephone — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                    ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain
1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 28, 2010 (the “merger agreement”), by and among Bell Microproducts Inc., Avnet, Inc., and AVT Acquisition Corp., a wholly owned subsidiary of Avnet, Inc., and approve the principal terms of the merger as contemplated by the merger agreement.

	☐	☐	☐
2.

To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt the merger agreement and to approve the principal terms of the merger.

	☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

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BELL MICROPRODUCTS INC.

This Proxy is Solicited by the Board of Directors

Special Meeting of Shareholders

June 28, 2010 2:00 p.m. PDT

The shareholder(s) hereby appoints Andrew S. Hughes and William E. Meyer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Bell Microproducts Inc. that the shareholder is entitled to vote at the Special Meeting of Shareholders to be held at 2:00 p.m., PDT, on June 28, 2010 at the Doubletree Hotel San Jose, located at 2050 Gateway Place, San Jose, California 95110 and any adjournment or postponement thereof.

Unless the shareholder indicates otherwise, the proxies will vote “for” all the proposals.

Continued and to be signed on reverse side